EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. ANNOUNCES
RECORD THIRD QUARTER RESULTS
AND INCREASES 2007 EARNINGS ESTIMATE

          Rockford, Michigan, October 3, 2007 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings for its third quarter of 2007, and increased its full- year 2007 earnings per share estimate.

          Third quarter 2007 revenue totaled $310.2 million, a 3.8 percent increase over third quarter 2006 revenue of $298.9 million. Earnings per share for the third quarter of 2007 were $0.54 compared to $0.46 reported for the third quarter of 2006, an increase of 17.4 percent.

          For the first three quarters of 2007, revenue reached $841.5 million, a 5.2 percent gain over the $800.2 million reported for the first three quarters of 2006. Earnings per share for the first three quarters of 2007 grew to $1.21 per share, up 15.2 percent from $1.05 per share for the same period of 2006.

          "We are pleased to have achieved another record quarter, with strong contributions across our branded footwear groups," stated Blake W. Krueger, the Company's CEO and President. "Our performance represents our 21st consecutive quarter of both record revenue and earnings per share. The Hush Puppies Company, the Heritage Brands Group, the Outdoor Group and the Wolverine brand all contributed to the record earnings gains in the quarter. The Merrell brand continued its portfolio-leading performance by posting double-digit gains in both revenue and earnings.

          "Our decision to focus on our portfolio of highly recognized global brands and transition out of our lower margin businesses reduced our revenue increase in the quarter, but also contributed to our significant gross margin improvement. This action, combined with anticipated lower leather demand, reduced our third quarter revenue increase by more than $15 million. Revenue gains in our core businesses more than offset these reductions.

- more -

3Q 2007	Page 2

          "Our business strategy, which is focused on building a strong portfolio of global consumer brands, continues to drive record performance. Our diverse brands are now marketed in nearly 180 countries reaching a variety of consumers through a flexible distribution channel strategy. This diversity helps insulate us from volatility in any particular market or channel, and enables the Company to reward our shareholders with consistent financial performance."

          "Our operating model continues to generate strong results, as evidenced by the strong earnings gain and gross margin expansion in the quarter," stated the Company's CFO, Stephen L. Gulis Jr. "Gross margin expanded 100 basis points reflecting a better business mix and, combined with a 10 basis point decrease in expenses, drove 110 basis points of improvement in operating margin. Our balance sheet remains strong with inventories being reduced 3.4 percent and a cash balance of approximately $25 million."

          Mr. Krueger continued, "The order backlog for footwear at the end of the third quarter was up more than 11 percent. Due to the Company's strong third quarter results, and current backlog position, we are increasing the Company's 2007 earnings per share estimate. We now expect earnings per share to range from $1.63 to $1.65 for the full year, up from our previous estimate of $1.60 to $1.64. We are maintaining our 2007 revenue range at $1.200 to $1.230 billion and still expect revenue to be at the lower end of the range.

          "Looking ahead to 2008, our initial estimates are for revenue to range from $1.245 to $1.275 billion and earnings per share to range from $1.78 to $1.84. Our 2008 estimates are in line with our stated long-term financial objectives of growing revenue in the mid to upper single-digit range and generating double-digit earnings per share growth. We will continue to invest in future growth initiatives in 2008 while driving further operating leverage."

          The Company will host a conference call at 8:30 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through October 17, 2007.

- more -

3Q 2007	Page 3

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also is the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company's products are carried by leading retailers in the U.S. and globally in nearly 180 countries. For additional information, please visit our website, www.wolverineworldwide.com.

          This press release contains forward-looking statements, including those relating to 2007 sales and earnings, new business initiatives, corporate growth and expansion into apparel. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in duty structures in countries of import and export including anti-dumping measures in Europe with respect to leather footwear imported from China and Vietnam and safety footwear imported from China and India; trade defense actions by countries; changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; regulatory or other changes affecting the supply of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies, including the Chinese Yuan, and the relative value to the U.S. Dollar; integration and operation of newly acquired and licensed businesses; the development of new initiatives in apparel; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

# # #

WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except per share data)

	12 Weeks Ended		36 Weeks Ended
	September 8, 2007	September 9, 2006	September 8, 2007	September 9, 2006
Revenue	$310,168	$298,856	$841,549	$800,150
Cost of products sold	185,216	181,314	507,068	486,329
Gross margin	124,952	117,542	334,481	313,821

Selling and administrative expenses	80,548	78,079	233,845	223,063
Operating margin	44,404	39,463	100,636	90,758

Interest (income) expense, net	(179)	(122)	(973)	16
Other expense	252	452	424	917
	73	330	(549)	933
Earnings before income taxes	44,331	39,133	101,185	89,825

Income taxes	14,848	12,993	33,895	29,823

Net earnings	$29,483	$26,140	$67,290	$60,002

Diluted earnings per share	$.54	$.46	$1.21	$1.05

CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	September 8, 2007	September 9, 2006
ASSETS:
Cash & cash equivalents	$24,770	$70,339
Receivables	235,525	218,034
Inventories	198,318	205,318
Other current assets	25,616	20,480
Total current assets	484,229	514,171
Plant & equipment, net	86,026	89,395
Other assets	102,158	112,704
Total Assets	$672,413	$716,270
LIABILITIES & EQUITY:
Current maturities on long-term debt	$10,730	$10,730
Accounts payable and other accrued liabilities	141,460	146,076
Total current liabilities	152,190	156,806
Long-term debt	10,731	21,461
Other non-current liabilities	36,052	39,976
Stockholders' equity	473,440	498,027
Total Liabilities & Equity	$672,413	$716,270